Rule 424(b)(3)
                                             Registration No. 333-26211


PRICING SUPPLEMENT NO. 30           TO PROSPECTUS DATED JUNE 27, 1997



                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue Issue)

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              November 20, 1997
 November 20, 1997


Principal Amount:  $50,000,000      Maturity Date:
                                    November 20, 1998

Issue Price (as a percentage of     Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.


Interest Rate Base: Prime
Daily Weighted Average -286.0 bp
(Prime Rate Index source USD H.15
(519) "Bank Prime Loan" and
from Reuters USPRIME1

                                    Interest Determination Dates:

                                    Quarterly on the 20th of each February,
                                    May and August commencing February 20,
                                    1998 and ending on the Maturity date.




Commission or discount (as a        Interest Reset Period:
percentage of Principal             Quarterly.
amount): 0%

Interest Payment Dates:
February 20, 1998, May 20, 1998,
August 20, 1998 and at Maturity.


Redemption Provision: N/A          CUSIP: 449 22L 5A0




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Solomon Brothers Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  November 20, 1997